UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities exchange act of 1934

Date of Report (Date of earliest event reported):  August 30, 2007

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

One Canterbury Green, 201 Broad Street, Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 595−3000

Not Applicable
Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ]	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ]	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.03	Material Modification to Rights of Security Holders.

Acquisition of Commercial Envelope Manufacturing Co., Inc.

On August 30, 2007, Cenveo, Inc. (“Cenveo”) completed the acquisition of all of the outstanding capital stock of Commercial Envelope Manufacturing Co., Inc. (“Commercial Envelope”) from Commercial Envelope’s shareholders.  The acquisition was effected pursuant to a previously announced stock purchase agreement dated as of July 17, 2007 among Cenveo Corporation, a wholly-owned subsidiary of Cenveo, Ira B. Kristel Trust IV, as amended and restated u/t/d May 31, 2006 between Ira B. Kristel, as Grantor, and William B. Wachtel, as Trustee, Alan Kristel, Steven Kristel and William B. Wachtel, as representative of Commercial Envelope’s shareholders.

The purchase price for all of the outstanding capital stock of Commercial Envelope was approximately $230 million, subject to adjustment based on Commercial Envelope’s working capital and the amount of Commercial Envelope’s outstanding indebtedness.

Unsecured Loan Facility

On August 30, 2007, Cenveo Corporation entered into and borrowed $175 million under a new unsecured term loan facility (the “Unsecured Loan Facility”) among Cenveo Corporation, as borrower, Cenveo, Inc., as guarantor, the lenders from time to time party thereto and Lehman Commercial Paper Inc., as administrative agent.  Proceeds from the Unsecured Loan Facility together with revolving borrowings under its existing credit facility and available cash were used to fund the acquisition of Commercial Envelope and to pay certain fees and expenses incurred in connection with the transaction.

The Unsecured Loan Facility has an eight-year maturity and provides for the conversion by the lenders into senior or senior subordinated exchange notes (the “Exchange Notes”) of Cenveo Corporation pursuant to the existing indenture relating to Cenveo Corporation’s currently outstanding 7-7/8% Senior Subordinated Notes due 2013 or an indenture substantially similar thereto and otherwise in form and substance reasonably satisfactory to the lead arranger of the Unsecured Loan Facility.  The Unsecured Loan Facility has a floating rate interest rate based on LIBOR plus 4.50%, which rate increases quarterly by 0.50% beginning January 2008 up to a maximum interest rate not to exceed 11.50%.  The Exchange Notes will bear a fixed rate of interest based on market conditions at the time of conversion.  The Unsecured Loan Facility contains covenants, representations, and warranties substantially similar to Cenveo Corporation’s existing secured credit facility and includes provisions for an underwriting/purchase agreement and a registration rights agreement relating to the resale of the Exchange Notes.

Supplemental Indentures

In connection with the acquisition of Commercial Envelope, Cenveo Corporation entered into a supplemental indenture, dated as of August 30, 2007, to the indenture dated as of February 4, 2004 among Cenveo Corporation, the guarantors named therein and U.S. Bank National Association, as trustee, pursuant to which the $320,000,000 aggregate principal amount of 7-7/8% Senior Subordinated Notes due 2013 of Cenveo Corporation were issued. This supplemental indenture provides for, among other things, the addition of Commercial Envelope and its subsidiaries, as guarantors of these notes.

Also in connection with the acquisition of Commercial Envelope, Cenveo Corporation entered into a supplemental indenture, dated as of August 30, 2007, to the indenture dated as of June 15, 2004, among Cenveo Corporation (as successor to Cadmus Communications Corporation), each of the subsidiary guarantors named therein and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association), as trustee, pursuant to which the $125,000,000 aggregate principal amount of 8-3/8% Senior Subordinated Notes due 2014 of Cadmus Communications Corporation were issued (approximately $104 million in aggregate principal amount of these notes is currently outstanding). This supplemental indenture provides for, among other things, the addition of Commercial Envelope and its subsidiaries, as well as Cenveo, as guarantors of these notes.

Item 8.01.	Other Events

On August 30, 2007, Cenveo issued a press release announcing that it had completed its acquisition of Commercial Envelope.

The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired

The financial statements required by this item are not being filed herewith. To the extent such information is required by this item, they will be filed with the Securities and Exchange Commission (the “SEC”) by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)           Pro Forma Financial Information

The pro forma financial information required by this item is not being filed herewith. To the extent such information is required by this item, it will be filed with the SEC by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(c)           Exhibits.

Exhibit Number	Description
99.1	Press Release of Cenveo, Inc. dated August 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 6, 2007

CENVEO, INC.

By:	/s/ Mark S. Hiltwein
Executive Vice President,
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Cenveo, Inc. dated August 30, 2007.